<NASDAQ LETTERHEAD>

The Nasdaq Stock Market, Inc.
1735 K Street, NW
Washington DC 20006-1500
202 496 2500
Fax 202 496 2698

VIA FACSIMILE
----------------
March 16, 1998

Mr. Matthew Harriton
President, CEO and CFO
Embryo Development Corporation
750 Lexington Avenue
Suite 2750
New York, NY 10022

Dear Mr. Harriton:

The purpose of my letter is to bring to your attention a concern regarding the continued listing of Embryo Development Corporation's shares of common stock (EMBR) on The Nasdaq
SmallCap Market. Based upon the staff's review of the price data covering the last thirty consecutive trade dates, your Company's shares of common stock have failed to maintain the required market value of the public float. To be eligible for continued listing, your Company's shares of common stock must maintain the minimum of $1,000,000 of the market value of the public float. (1)

We recognize this may be a temporary situation, and no delisting action with respect to the market value of the public float will be initiated at this time. Instead, the Company will be provided ninety (90) calendar days in which to regain compliance.(2) If at anytime within the next ninety calendar days from the date of this letter, the common stock achieves a market value of the public float greater than $1,000,000 for ten consecutive trading days, it will have complied with this standard.

      (1) Marketplace Rule 4310(c)(07).

      (2) The ninety day period relates exclusively to the market value of the public float deficiency. The Company may be delisted during the ninety day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during the period.



Page 2.

However, if the Company is unable to demonstrate compliance with the minimum market value of the public float requirement on or before the end of the ninety day period (June 16, 1998), the Company's securities will be subject to delisting effective with the close of business on June 16, 1998. To stay the delisting, the company may request a hearing by the close of business on June 16, 1998. For more information on the hearings process, please contact the Listing Qualifications Hearings Department at
(202)496-2635.

If you have any questions concerning the compliance issues discussed above, please contact me at (800)955-7083.

Very truly yours,



/s/ Jay Miller
----------------
Jay Miller
Listing Analyst
Nasdaq Listing Qualifications

cc: Cam Funkhauser
    Market Surveillance